                                                Filed Pursuant to Rule 424(b)(5)
                                                File No. 333-09711

                                                EASTGROUP
                                                PROPERTIES LOGO

   PROSPECTUS SUPPLEMENT
   ---------------------
   (TO PROSPECTUS DATED DECEMBER 16, 1996)

                               EASTGROUP PROPERTIES
                                 1,250,000 SHARES

     All of the shares of beneficial interest, $1.00 par value per share (the "Shares"), of EastGroup Properties ("EastGroup"), offered hereby (the "Offering") are being sold by EastGroup. PaineWebber Incorporated, acting as underwriter ("PaineWebber"), has agreed to purchase from EastGroup the Shares offered hereby at a purchase price of approximately $26.34 per Share or an aggregate price of $32,921,875. The net proceeds to EastGroup will be $32,771,875, net of expenses payable by EastGroup of approximately $150,000. EastGroup has granted PaineWebber an option, exercisable during the 30-day period after the date of this Prospectus Supplement, under which PaineWebber may purchase from EastGroup up to 150,000 additional Shares for an aggregate purchase price of $3,950,625, assuming full exercise of the option, solely to cover over-allotments. The Shares offered hereby may be offered by PaineWebber from time to time in one or more transactions on the New York Stock Exchange, Inc. ("NYSE"), or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Underwriting."

     The Shares are listed on the NYSE under the symbol "EGP." On February 3, 1997, the last reported sale price of the Shares on the NYSE was $27.75 per Share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 1 OF THE ACCOMPANYING PROSPECTUS, AS UPDATED AND SUPPLEMENTED BY THE DISCUSSION UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT, FOR CERTAIN FACTORS AND CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Shares offered hereby are offered by PaineWebber, subject to prior sale, when, as and if delivered to and accepted by PaineWebber, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Shares offered hereby will be made on or about February 7, 1997.

                            ------------------------

                            PAINEWEBBER INCORPORATED
                            ------------------------

          The date of this Prospectus Supplement is February 4, 1997.

     CERTAIN MATTERS DISCUSSED UNDER THE CAPTIONS "PROSPECTUS SUPPLEMENT SUMMARY," "RISK FACTORS," "THE COMPANY," "TAXATION" AND "FEDERAL INCOME TAX CONSIDERATIONS," AND ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN AND THEREIN, INCLUDING, WITHOUT LIMITATION, DEMOGRAPHIC PROJECTIONS, STRATEGIC INITIATIVES AND TAX CONSIDERATIONS, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF EASTGROUP TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF EASTGROUP TO DIFFER MATERIALLY FROM EASTGROUP'S EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS SUPPLEMENT ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS" AND OTHERWISE HEREIN, AND ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO EASTGROUP ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

     IN CONNECTION WITH THIS OFFERING, PAINEWEBBER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus and in documents incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to "EastGroup" shall mean EastGroup Properties and its subsidiaries on a consolidated basis and, as the context may require, their predecessors. Information in this Prospectus Supplement assumes that PaineWebber's over-allotment option is not exercised. See "Underwriting."

                                  THE COMPANY

     EastGroup is a self-administered real estate investment trust ("REIT") which focuses on the ownership, acquisition and selective development of industrial properties primarily in major Sunbelt markets, with an emphasis on the states of Florida, Texas, Arizona and California. EastGroup's portfolio currently includes 27 industrial properties comprising over 4.9 million square feet of leasable space, as well as four office buildings containing approximately 569,000 square feet of leasable space. As of December 31, 1996, the industrial portfolio and the office portfolio were each 97% leased.

     In addition to direct property acquisitions, EastGroup also seeks to grow its portfolio through the acquisition of other public and private real estate companies and REITs which EastGroup believes are undervalued. On June 19, 1996, EastGroup completed the acquisition (the "Copley Acquisition") of Copley Properties, Inc. ("Copley"), which significantly expanded EastGroup's industrial portfolio. The Copley Acquisition added 11 properties (nine industrial properties and two office buildings), totaling over 2.0 million square feet of leasable space, principally in Arizona and California. The Copley Acquisition was completed for an aggregate consideration of approximately $116 million, consisting of the issuance of approximately 2.2 million Shares (in exchange for the 85% of Copley's outstanding shares not already owned by EastGroup), the assumption of approximately $60 million in Copley's existing indebtedness, the cost of the 15% interest in Copley held by EastGroup prior to the Copley Acquisition and the expenses incurred in connection with the Copley Acquisition. Also, in May 1996, EastGroup completed the acquisition of LNH REIT, Inc. ("LNH"), a former EastGroup affiliate (the "LNH Acquisition"), for aggregate consideration of approximately $18 million, consisting of the issuance of approximately 618,000 Shares (in exchange for the 77% of LNH's outstanding shares not already owned by EastGroup), the cost of the 23% interest in LNH held by EastGroup prior to the LNH Acquisition and the expenses incurred in connection with the LNH Acquisition.

     Management of EastGroup is currently completing the repositioning of EastGroup's portfolio to focus on industrial properties, primarily in the Sunbelt region of the United States. Accordingly, since January 1, 1996, EastGroup has sold four apartment communities and other non-core assets for an aggregate sale price of approximately $24.5 million. The sales proceeds have been applied principally to reduce indebtedness and acquire industrial properties. Additionally, in August and September 1996, respectively, EastGroup acquired Walnut Business Center, an industrial complex in Fullerton, California, and Braniff Park West, an industrial complex in Tulsa, Oklahoma, for total consideration of approximately $13.9 million. EastGroup plans to dispose of its remaining five apartment complexes, as well as two shopping center properties which were acquired in the LNH Acquisition, as market conditions permit.

     Upon completion of the Offering and the application of the net proceeds therefrom, EastGroup's ratio of debt to total market capitalization (defined as the market value of all outstanding Shares plus the principal amount of outstanding debt) will be approximately 30% (based on the February 3, 1997 closing Share price of $27.75 per Share) and EastGroup will have approximately $35 million of borrowing capacity under its revolving credit facilities.

     EastGroup was organized in 1969 and current management assumed control in 1983. EastGroup has paid 68 consecutive quarterly dividends to its shareholders and has increased the quarterly dividend five times in the last four years. The current quarterly dividend of $0.49 ($1.96 on an annualized basis) represents an annual dividend yield of 7.1% (based on the February 3, 1997 closing Share price). EastGroup's executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 354-3555.

                                  RISK FACTORS

     An investment in the Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page 1 of the accompanying Prospectus, as updated and supplemented by the discussion under the caption "Risk Factors" commencing on page S-5 of this Prospectus Supplement, prior to any investment in EastGroup.

                                  THE OFFERING

Shares Offered by EastGroup......    1,250,000 Shares

Shares Outstanding after the
Offering.........................    8,290,243 Shares(1)

Use of Proceeds..................    The net proceeds to EastGroup of
                                     approximately $32.8 million from the
                                     Offering will be used as follows: (i)
                                     approximately $30.0 million to reduce
                                     outstanding indebtedness; and (ii) the
                                     remainder to fund working capital
                                     requirements, including the acquisition of industrial properties.

NYSE Symbol......................    "EGP"
---------------

(1) Based on the number of Shares outstanding on February 3, 1997. Does not include 321,300 Shares reserved for issuance upon the exercise of outstanding options granted pursuant to EastGroup's option plans. The number of Shares which are reserved for issuance upon the exercise of outstanding options under (i) EastGroup's 1994 Management Incentive Plan is 281,800 and
    (ii) EastGroup's 1991 Trustees Stock Option Plan is 39,500.

                                  RISK FACTORS

     An investment in the Shares involves various risks. Prospective investors should carefully consider the discussion in the accompanying Prospectus under the caption "Risk Factors" as well as the updated and supplemental information set forth below in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase Shares.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of EastGroup's properties have been subjected to environmental audits by independent environmental consultants. With the exception of Cowesett Corners Shopping Center ("Cowesett"), portions of which are used for purposes of operating a drycleaning business, these environmental audit reports have not revealed any potential significant environmental liability, nor is management of EastGroup aware of any environmental liability with respect to the properties (including Cowesett) that management believes would have a material adverse effect on EastGroup's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to any of the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to EastGroup.

     Preliminary environmental studies performed at the Cowesett property indicated that certain hazardous materials have been released at Cowesett in connection with the drycleaning operations and paint store operations conducted on part of the property by parties unrelated to EastGroup. Such preliminary environmental studies included a Phase II investigation of the Cowesett property. Based upon these studies, management of EastGroup believes that the hazardous materials have been contained. EastGroup is continuing to investigate the need for remediation at the Cowesett property. Based on current information, it is not possible for management of EastGroup to predict the cost of remediation at Cowesett but management does not believe that such remediation costs will have a material adverse effect on EastGroup's business, assets or results of operations. EastGroup owns a 50% joint venture interest in Cowesett, and any costs with respect to environmental conditions at Cowesett will be shared equally with its joint venture partner.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT AND OWNERSHIP LIMITS

     EastGroup believes that it has operated in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), for each of its taxable years since its formation in 1969. Qualification as a REIT depends on EastGroup's meeting the various highly technical and complex Code provisions and REIT qualification rules, which include: (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain diversity of ownership of the Shares; and (iv) distributing at least 95% of all real estate investment trust taxable income on an annual basis. Although management of EastGroup believes that it has operated and will continue to operate in a manner so as to qualify as a REIT, no assurance can be given that EastGroup has so qualified or will be able to continue to operate in a manner so as to remain so qualified.

     One of the requirements for EastGroup to maintain its qualification as a REIT is that not more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). To minimize the possibility that EastGroup will fail to qualify as a REIT under this test, EastGroup's Restated Declaration of Trust, as amended (the "Charter"), authorizes the trustees to take such action as may be required to preserve its qualification as a REIT and allows the trustees to redeem Shares if they believe that ownership has or may become concentrated to an extent which is contrary to the REIT requirements of the Code. These restrictions, however, do not ensure that EastGroup will be able to satisfy the

"five or fewer requirements" primarily as a result of the fact that such provisions do not operate automatically to void any attempted transfer, acquisition or ownership of Shares that would result in the disqualification of EastGroup as a REIT, but instead require EastGroup's trustees to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of Shares or to purchase or redeem any such Shares. Since the Shares are publicly traded, the trustees may not become aware of attempted transfers, acquisitions or ownership of Shares that would cause EastGroup to fail to qualify as a REIT until well after such transfers, acquisitions or ownership have occurred, if at all.

     If EastGroup were to fail to qualify as a REIT, EastGroup would not be allowed a deduction in computing taxable income for amounts distributed to its shareholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, EastGroup would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of EastGroup available for investment or distribution to shareholders because of the additional tax liability to EastGroup for the year or years involved. In addition, distributions to shareholders would no longer be required to be made. To the extent that distributions to shareholders had been made in anticipation of EastGroup's continuing qualification as a REIT, EastGroup might be required to borrow funds or liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations -- Taxation of the Company" and "Federal Income Tax Considerations -- Taxation of Shareholders" in the accompanying Prospectus and "Taxation" below.

RISKS ASSOCIATED WITH RAPID GROWTH

     EastGroup is currently experiencing a period of rapid growth. As a result of the Copley Acquisition and the acquisition of additional industrial properties and subsequent property acquisitions, EastGroup's industrial and office property portfolio has increased from 18 properties at March 31, 1996, consisting of approximately 2.9 million square feet of leasable space, to 31 properties at February 3, 1997, consisting of approximately 5.5 million square feet of leasable space. EastGroup's ability to manage its growth effectively will require it to integrate successfully the new properties. The inability of EastGroup to integrate the properties in a timely and efficient manner could have an adverse effect on EastGroup's business.

REAL ESTATE FINANCING RISKS

     Substantial Debt Obligations. As of February 3, 1997, EastGroup has approximately $99 million of fixed rate mortgage indebtedness. In addition, EastGroup has a $15 million secured revolving credit facility (the "Acquisition Facility") and a $20 million secured revolving credit facility (the "Working Capital Facility"), both of which bear interest at variable rates equal to LIBOR plus 1.85% (7.35% as of February 3, 1997). As of February 3, 1997, approximately $11.6 million was outstanding under the Acquisition Facility and approximately $18.4 million was outstanding under the Working Capital Facility. EastGroup's ratio of debt to total market capitalization was approximately 40% as of December 31, 1996, and will be approximately 30% upon completion of this Offering and the application of the proceeds therefrom, based on the February 3, 1997 closing Share price of $27.75 per Share.

     Existing Debt Maturities and Refinancing Risks. EastGroup is subject to the risks normally associated with debt financing, including the risk that EastGroup's cash flow will be insufficient to meet required payments of principal and interest. Failure to pay debt obligations when due could result in EastGroup losing its interest in the properties collateralizing such obligations. Certain of EastGroup's credit agreements provide that a default with respect to any other indebtedness shall cause an event of default under the credit agreement and accelerate EastGroup's obligations thereunder. EastGroup will repay the outstanding balance on the Acquisition Facility and the Working Capital Facility with proceeds of this Offering. EastGroup intends to repay any amounts drawn on such credit facilities in the future with cash flow from operations, funds obtained from the sale of securities, fixed rate financings secured by buildings purchased with the Acquisition Facility or the proceeds from the sale of assets. The Working Capital Facility matures on April 30, 1997 and the Acquisition Facility matures on April 30, 1999. There can be no assurance that market conditions will permit the sale of securities, that fixed rate financing will be available or available on acceptable terms, or that assets will be sold to purchase real estate properties or repay debt, and in the event variable rate debt remains outstanding, any increase in interest rates could have a material adverse impact on EastGroup's financial results. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Shares to demand a higher annual dividend yield on the Shares, which could adversely affect the market price of the Shares. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Shares or other securities.

POSSIBLE CONFLICTS OF INTEREST

     Leland R. Speed, EastGroup's Chairman and Chief Executive Officer, also serves as Chairman and Chief Executive Officer of Parkway Properties, Inc., a REIT with a focus on office properties in the Southeastern region of the United States and Texas. As both companies carry out their strategic plans, management of each company has stated its intention not to sell, transfer or acquire properties between the two entities, and each company intends to pursue its distinct corporate plan. There can be no assurance that conflicts of interest will not arise between the two companies in the future.

LIMITS ON CHANGES IN CONTROL

     Certain provisions in EastGroup's Charter and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for EastGroup and may thereby inhibit a change in control of EastGroup. These include provisions of Maryland law relating to certain "business combinations" and "control share" acquisitions involving Maryland REITs and certain provisions of the Charter intended to protect EastGroup's status as a REIT described above under "-- Adverse Consequences of Failure to Qualify as a REIT and Ownership Limits." Such provisions may (i) deter tender offers for Shares, which offers may be attractive to the shareholders; or (ii) deter purchases of large blocks of Shares, thereby limiting the opportunity for shareholders to receive a premium for their Shares over then-prevailing market prices.

                                  THE COMPANY

GENERAL

     EastGroup is a self-administered REIT which focuses on the ownership, acquisition and selective development of industrial properties primarily in major Sunbelt markets, with an emphasis on the states of Florida, Texas, Arizona and California. EastGroup's portfolio currently includes 27 industrial properties comprising over 4.9 million square feet of leasable space, as well as four office buildings containing approximately 569,000 square feet of leasable space. As of December 31, 1996, the industrial portfolio and the office portfolio were each 97% leased.

     Management of EastGroup is currently completing the repositioning of EastGroup's portfolio to focus on industrial properties, primarily in the Sunbelt region of the United States. Accordingly, since January 1, 1996, EastGroup has sold four apartment communities and other non-core assets for an aggregate sale price of approximately $24.5 million, resulting in a net gain, for financial reporting purposes, of approximately $5.6 million. The sales proceeds have been applied principally to reduce indebtedness and acquire industrial properties. EastGroup plans to dispose of its remaining five apartment complexes, as well as two shopping center properties which were acquired in the LNH Acquisition, as market conditions permit.

     Upon completion of the Offering and the application of the net proceeds therefrom, EastGroup's ratio of debt to total market capitalization (defined as the market value of all outstanding Shares plus the principal amount of outstanding debt) will be approximately 30% (based on the February 3, 1997 closing Share price of $27.75 per Share) and EastGroup will have approximately $35 million of borrowing capacity under its revolving credit facilities.

     EastGroup was organized in 1969 and current management assumed control in 1983. EastGroup has paid 68 consecutive quarterly dividends to its shareholders and has increased the quarterly dividend five times in the last four years. The current quarterly dividend of $0.49 ($1.96 on an annualized basis) represents an annual dividend yield of 7.1% (based on the February 3, 1997 closing Share price). EastGroup's executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is
(601) 354-3555.

INVESTMENT STRATEGY

     EastGroup pursues a unique three-pronged investment strategy which includes: (i) the acquisition of industrial properties at favorable initial yields, with opportunities to improve cash flow performance through active and efficient management; (ii) the selective development of industrial properties in markets where EastGroup already has a presence and where market conditions justify such investments; and (iii) the acquisition of existing public and private real estate companies or REITs which EastGroup believes are undervalued. Although EastGroup intends to focus its future acquisitions on industrial properties, EastGroup may acquire property portfolios or companies which include both industrial properties and other asset types. Recent examples of EastGroup's investment strategy include the following:

     (i) Property Acquisitions. In August 1996, EastGroup acquired Walnut Business Center, a 234,000 square foot industrial complex in Fullerton, California, for approximately $8.2 million. This acquisition complements EastGroup's existing Southern California portfolio and increases EastGroup's industrial assets in California to over 1.6 million square feet. In September 1996, EastGroup acquired Braniff Park West, a 259,000 square foot industrial complex in Tulsa, Oklahoma, for approximately $5.7 million. This acquisition increases EastGroup's industrial property portfolio in the Texas/Oklahoma area to over 1.0 million square feet.

     (ii) Selective Development. EastGroup has two development projects currently underway. In Denver, Colorado, EastGroup is developing Rampart Distribution Center II ("Rampart II"), a $3.2 million, 66,000 square foot industrial facility which will be located adjacent to EastGroup's existing 100% occupied Rampart Distribution Center. In Orlando, Florida, EastGroup is constructing Chancellor Distribution Center ("Chancellor"), a $1.8 million, 51,100 square foot industrial property near the Orlando International Airport, an area

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

where EastGroup already owns three fully-occupied industrial properties. EastGroup expects to complete both projects in April 1997. In addition to Rampart II and Chancellor, EastGroup has two additional industrial property development projects in the planning stages, representing an aggregate potential additional investment of approximately $9.0 million.

     (iii) Acquisition of public and private real estate companies and REITs. In June 1996, EastGroup completed the successful acquisition of Copley, a diversified REIT specializing in industrial properties. EastGroup identified Copley as a potential acquisition candidate in early 1995, and subsequently acquired approximately 5% of Copley's outstanding common stock. In September 1995, Copley's management determined to sell Copley and EastGroup increased its stake to 15%. EastGroup later submitted the winning proposal for the acquisition of Copley and completed the Copley Acquisition in June 1996. The Copley Acquisition significantly increased the size of EastGroup's property portfolio, adding 11 properties (nine industrial properties and two office buildings), totalling over 2.0 million square feet of leasable space, principally in Arizona and California. The Copley Acquisition was completed for aggregate consideration of approximately $116 million, consisting of the issuance of approximately 2.2 million Shares (in exchange for the 85% of Copley's outstanding shares not already owned by EastGroup), the assumption of approximately $60 million in Copley's existing indebtedness, the cost of the 15% interest in Copley held by EastGroup prior to the Copley Acquisition and the expenses incurred in connection with the Copley Acquisition. Also, in May 1996, EastGroup completed the LNH Acquisition, a former EastGroup affiliate, for aggregate consideration of approximately $18 million, consisting of the issuance of approximately 618,000 Shares (in exchange for the 77% of LNH's outstanding shares not already owned by EastGroup), the cost of the 23% interest in LNH held by EastGroup prior to the LNH Acquisition and the expenses incurred in connection with the LNH Acquisition. EastGroup's management has extensive experience in the acquisition of real estate companies and REITs, and management believes that through such acquisitions EastGroup can significantly expand its portfolio while providing value both to EastGroup's shareholders and to the shareholders of acquired companies.

PROPERTIES

     Existing Properties. The following table contains certain information with respect to EastGroup's existing real estate properties:

                                                                                          YEAR(S)
                   PROPERTY TYPE,                    TOTAL        PERCENT LEASED AT     ACQUIRED OR
                 NAME AND LOCATION                SQUARE FEET     DECEMBER 31, 1996     CONSTRUCTED
               ---------------------              -----------     -----------------     -----------
    INDUSTRIAL
    Arizona
    Broadway Industrial Center..................     121,000             100%               1996
      Tempe, Arizona
    Metro Business Park.........................     189,000              85%               1996
      Phoenix, Arizona

    California
    Wiegman Associates..........................     262,000             100%               1996
      Hayward, California
    Huntwood Associates.........................     514,000             100%               1996
      Hayward, California
    Nobel Center................................      54,000              99%               1987
      Hercules, California
    Kingsview Industrial Center.................      83,000             100%               1987
      Carson, California
    Dominguez Distribution Center...............     262,000             100%               1996
      Carson, California
    Walnut Business Center......................     234,000             100%               1996
      Fullerton, California

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

                                                                                          YEAR(S)
                   PROPERTY TYPE,                    TOTAL        PERCENT LEASED AT     ACQUIRED OR
                 NAME AND LOCATION                SQUARE FEET     DECEMBER 31, 1996     CONSTRUCTED
               ---------------------              -----------     -----------------     -----------
    University Business Center(1)...............     230,000             100%               1996
      Santa Barbara, California

    Colorado
    Rampart Distribution Center.................     116,000             100%               1988
      Denver, Colorado

    Florida
    Deerwood Distribution Center................      98,000             100%               1989
      Jacksonville, Florida
    Phillips Distribution Center................     161,000             100%               1994/95
      Jacksonville, Florida
    Lake Pointe Business Park...................     376,000              97%               1993
      Jacksonville, Florida
    LaQuinta Distribution Center................      33,000             100%               1989
      Orlando, Florida
    Exchange Distribution Center................     139,000             100%               1994
      Orlando, Florida
    Sunbelt Distribution Center.................     208,000             100%               1989
      Orlando, Florida
    56th Street Commerce Park(2)................     156,000              92%               1993
      Tampa, Florida
    JetPort Commerce Park(2)....................     220,000              97%            1993/94/95
      Tampa, Florida
    Westport Commerce Center(2).................     140,000              77%               1994
      Tampa, Florida
    Linpro Commerce Center......................      99,000             100%               1996
      Fort Lauderdale, Florida
    Sample/I-95 Business Park...................     157,000              95%               1996
      Pompano Beach, Florida

    Oklahoma
    Lakeside Distribution Center................      60,000             100%               1994
      Oklahoma City, Oklahoma
    Braniff Park West...........................     259,000             100%               1996
      Tulsa, Oklahoma

    Texas
    Exchange Warehouses.........................      58,000             100%               1988
      Arlington, Texas
    Interstate Warehouses.......................     247,000              88%               1988
      Dallas, Texas
    Venture Warehouses..........................     209,000             100%               1988
      Dallas, Texas
    Northwest Point Business Park...............     232,000              93%               1994
      Houston, Texas
                                                  -----------
         Total/Average..........................   4,917,000              97%
                                                   =========

    OFFICE BUILDINGS
    California
    Los Angeles Corporate Center................      77,000             100%               1996
      Monterey Park, California

                                                                                          YEAR(S)
                   PROPERTY TYPE,                    TOTAL        PERCENT LEASED AT     ACQUIRED OR
                 NAME AND LOCATION                SQUARE FEET     DECEMBER 31, 1996     CONSTRUCTED
               ---------------------              -----------     -----------------     -----------
    Maryland
    Columbia Place..............................     115,000             100%               1996
      Columbia, Maryland

    Texas
    Santa Fe Energy Building....................     176,000              96%               1994
      Houston, Texas

    Virginia
    8150 Leesburg Pike..........................     201,000              94%               1975/89
      Tysons Corner, Virginia
                                                    --------
         Total/Average..........................     569,000              97%
                                                    ========

    SHOPPING CENTERS
    Missouri
    Liberty Corners(3)..........................     121,432              95%               1994
      Liberty (Kansas City), Missouri

    Rhode Island
    Cowesett Corners(4).........................     135,713              99%               1995
      Warwick, Rhode Island
                                                    --------
         Total/Average..........................     257,145              97%
                                                    ========

                                                  TOTAL NUMBER      PERCENT LEASED AT       YEAR
             PROPERTY NAME AND LOCATION             OF UNITS        DECEMBER 31, 1996     ACQUIRED
    --------------------------------------------  -------------     -----------------     --------
    APARTMENTS
    Alabama
    Grande Pointe Apartments....................        180                95%              1992
      Daphne (Mobile), Alabama

    Georgia
    LaVista Apartments..........................        240                79%              1991
      Atlanta, Georgia

    Mississippi
    Hampton House Apartments....................        164                98%              1994
      Jackson, Mississippi

    Texas
    Doral Club Apartments.......................        296                97%              1992
      San Antonio, Texas
    Sutton House Apartments.....................        265                93%              1993
      San Antonio, Texas
                                                      -----
         Total/Average..........................      1,145                92%
                                                      ======

---------------

(1) Represents 100% of the property -- EastGroup owns an 80% tenancy-in-common interest in these assets.

(2) Represents 100% of the property -- EastGroup owns a 75% tenancy-in-common interest in these assets.

(3) Represents 100% of the property -- EastGroup has a 77.78% interest in the joint venture which owns Liberty Corners Shopping Center.

(4) Represents 100% of the property -- EastGroup has a 50% interest in the joint venture which owns the Cowesett Corners Shopping Center.


PROPOSED ACQUISITION

     EastGroup has executed a purchase contract to acquire the Lockwood Distribution Center, a three building warehouse complex located in Houston, Texas. The Lockwood Distribution Center contains approximately 392,000 square feet and was 100% leased at December 31, 1996. The purchase price for this property is $5,987,500, plus approximately $370,000 in related acquisition costs. This acquisition is still subject to EastGroup's due diligence review. Therefore, there can be no assurance that the purchase of this property will be completed. EastGroup intends to fund the purchase of this property with a part of the proceeds from this Offering and through reborrowings under the Acquisition Facility.

MANAGEMENT

     EastGroup's management team has extensive experience in real estate operations, acquisitions and development. Members of senior management have worked together since 1983. Leland R. Speed, EastGroup's Chairman and Chief Executive Officer, and David H. Hoster II, EastGroup's President, have 42 years and 24 years of experience, respectively, in the real estate industry.

PROPERTY MANAGEMENT

     EastGroup has implemented an aggressive property management and leasing strategy conducted by professionals with extensive experience and knowledge of local markets and property types. With the exception of three properties which are self-managed, all of EastGroup's properties are managed by professional property management firms which report directly to EastGroup's management. The activities of the property managers are overseen by four asset management professionals at EastGroup's headquarters in Jackson, Mississippi. These individuals make regular visits to all of EastGroup's properties, establish operating standards and budgets, supervise repair and maintenance activities and assist in lease negotiations, particularly with larger tenants. EastGroup's asset managers also regularly evaluate the performance of the individual property managers. Operating statements for the properties prepared by the property managers are reviewed by four certified public accountants at EastGroup's headquarters. As EastGroup continues to expand its portfolio, management intends to review arrangements with its independent property managers on a continuous basis, with the goal of internalizing property management functions over time.

                                 DISTRIBUTIONS

     EastGroup has paid 68 consecutive quarterly cash distributions to its shareholders. In September 1996, EastGroup's Board of Trustees increased the quarterly distribution to $0.49 per Share ($1.96 on an annualized basis). The current annualized dividend represents a dividend yield of 7.1% (based on the February 3, 1997 closing Share price of $27.75 per Share). EastGroup's goal is to increase its dividend level at a rate that outpaces inflation but is lower than EastGroup's rate of growth in funds from operations.

                                USE OF PROCEEDS

     The net proceeds to EastGroup from the Offering are estimated to be approximately $32.8 million, net of Offering expenses payable by EastGroup of approximately $150,000. EastGroup intends to use the net proceeds from the Offering as follows: (i) approximately $18.4 million to repay outstanding indebtedness under its Working Capital Facility; (ii) approximately $11.6 million to repay outstanding indebtedness under its Acquisition Facility; and
(iii) the remainder to fund working capital requirements, including the acquisition of industrial properties. The indebtedness under the Working Capital Facility and the Acquisition Facility being repaid with the proceeds of the Offering each have an interest rate of LIBOR plus 1.85% (which was 7.35% as of February 3, 1997). The Working Capital Facility matures on April 30, 1997 and the Acquisition Facility matures on April 30, 1999. Pending application of the net proceeds, EastGroup will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with EastGroup's status as a REIT. Such investments may include, for example, certificates of deposit, interest-bearing bank deposits and money market investments.

                                    TAXATION

     EastGroup believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code for each of its taxable years since its formation in 1969 and it intends to continue to operate in such a manner. No assurance, however, can be given that EastGroup has at all times so qualified or will continue to operate in a manner to remain so qualified.

     Jaeckle Fleischmann & Mugel, LLP has acted as counsel to EastGroup in connection with the Offering. It is the opinion of Jaeckle Fleischmann & Mugel, LLP, based upon current law, including relevant statutes, regulations, judicial and administrative precedent (which law is subject to change on a retroactive basis) that EastGroup's organization and method of operation met the requirements for qualification and taxation as a REIT for the taxable years 1988 through 1996 and that its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT in the future. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by EastGroup as to factual matters, including representations regarding the nature of EastGroup's properties and the future conduct of its business. Moreover, such qualification and taxation as a REIT depend upon EastGroup's ability to meet on a continuing basis the various qualification tests imposed under the Code, through EastGroup's actual annual operating results, distribution levels and share ownership levels. Jaeckle Fleischmann & Mugel, LLP will not review EastGroup's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of EastGroup's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure of EastGroup to qualify as a REIT, see "Federal Income Tax
Considerations -- Taxation of the Company -- Failure to Qualify" in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") between EastGroup and PaineWebber, PaineWebber has agreed to purchase from EastGroup, and EastGroup has agreed to sell to PaineWebber, 1,250,000 Shares for an aggregate purchase price specified on the cover page of this Prospectus Supplement. The Underwriting Agreement provides that PaineWebber's obligation to purchase such Shares is subject to the satisfaction of certain conditions, including the receipt of certain legal opinions. PaineWebber has advised EastGroup that it proposes to offer the Shares from time to time in one or more transactions on the NYSE, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, provided that any offering price set on any calendar day will not be increased more than once during such day.

     EastGroup has granted PaineWebber an option, exercisable during the 30-day period after the date of this Prospectus Supplement, under which PaineWebber may purchase from EastGroup up to 150,000 additional Shares for an aggregate purchase price (assuming full exercise of the option) as specified on the cover page of this Prospectus Supplement. PaineWebber may exercise the option to cover over-allotments, if any, made in connection with the offering of the Shares offered hereby.

     EastGroup and EastGroup's executive officers and trustees have agreed, with limited exceptions, including the issuance of Shares pursuant to EastGroup's stock option plans and distribution reinvestment plan, not to directly or indirectly, offer, sell, contract to sell, grant any option to sell, or otherwise dispose of any Shares, or securities exercisable or exchangeable for Shares or rights to purchase or acquire Shares, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of PaineWebber.

     EastGroup has agreed to indemnify PaineWebber against certain liabilities, including liabilities under the Securities Act, or to contribute to payments PaineWebber may be required to make in respect thereof.

     In the ordinary course of its business, PaineWebber and its affiliates have engaged and may in the future engage in investment banking, financial advisory and other transactions with EastGroup for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Shares, will be passed upon for EastGroup by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York and for PaineWebber by Rogers & Wells, New York, New York. As to matters of Maryland law contained in their opinions, Jaeckle Fleischmann & Mugel, LLP and Rogers & Wells will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

PROSPECTUS

                                  $100,000,000

                              EASTGROUP PROPERTIES

                                     SHARES
                                PREFERRED SHARES
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                          ---------------------------

     EastGroup Properties ("EastGroup") may from time to time offer in one or more series or classes (i) units of its beneficial interest, par value $1.00 per share (the "Shares"); (ii) its preferred shares (the "Preferred Shares"); (iii) Preferred Shares represented by Depositary Shares (the "Depositary Shares"); and
(iv) unsecured convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $100,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Shares, Preferred Shares, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Shares, any public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Shares represented by each such Depository Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of EastGroup or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of EastGroup as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Statement.

     SEE "RISK FACTORS" ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING WHETHER TO MAKE AN INVESTMENT IN THE SECURITIES DESCRIBED HEREIN.

     The Securities may be offered directly, through agents designated from time to time by EastGroup, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                          ---------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------
     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                          ---------------------------
               The date of this Prospectus is December 16, 1996.

                             AVAILABLE INFORMATION

     EastGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by EastGroup may be inspected at, and, upon payment of the SEC's customary charges, copies obtained from, the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the SEC's regional offices in New York, New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The SEC maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning EastGroup. In addition, the Shares are traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "EGP" and can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     EastGroup has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of EastGroup, filed as part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the SEC noted above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EASTGROUP. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated into this Prospectus by reference are the documents listed below filed by EastGroup under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from EastGroup, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 354-3555.

     The following documents or portions thereof are hereby incorporated into this Prospectus by reference:

     1. EastGroup's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission file No. 1-7094).

     2. Amendment No. 1 to EastGroup's Form 10-K for the year ended December 31, 1995 (Commission file No. 1-7094).

     3. EastGroup's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (Commission file No. 1-7094).

     4. EastGroup's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (Commission file No. 1-7094).

     5. Amendment No. 1 to EastGroup's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (Commission file No. 1-7094).

     6. EastGroup's Current Report on Form 8-K dated May 14, 1996 (Commission file No. 1-7094).

     7. EastGroup's Current Report on Form 8-K dated June 19, 1996 (Commission file No. 1-7094).

     8. EastGroup's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (Commission file No. 1-7094).

     All documents filed by EastGroup pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
THE COMPANY............................................................................   1
RISK FACTORS...........................................................................   1
       Risks of Real Estate Ownership..................................................   1
       Tenant Defaults.................................................................   2
       Americans with Disabilities Act.................................................   2
       Risk of Catastrophic Loss.......................................................   2
       Possible Environmental Liabilities..............................................   2
       Continuation of REIT Status.....................................................   3
       Competition.....................................................................   4
       Risks Associated with Rapid Growth..............................................   4
       Substantial Debt Obligations....................................................   4
RATIO OF EARNINGS TO FIXED CHARGES.....................................................   4
USE OF PROCEEDS........................................................................   5
DESCRIPTION OF DEBT SECURITIES.........................................................   5
       General.........................................................................   5
       Denominations, Interest, Registration and Transfer..............................   7
       Merger, Consolidation or Sale...................................................   8
       Certain Covenants...............................................................   9
       Events of Default, Notice and Waiver............................................   9
       Modification of the Indenture...................................................  11
       Discharge, Defeasance and Covenant Defeasance...................................  13
       Conversion Rights...............................................................  14
       Global Securities...............................................................  14
DESCRIPTION OF PREFERRED SHARES........................................................  15
       General.........................................................................  15
       Terms...........................................................................  15
       Rank............................................................................  16
       Dividends.......................................................................  16
       Redemption......................................................................  17
       Liquidation Preference..........................................................  18
       Voting Rights...................................................................  18
       Conversion Rights...............................................................  19
       Shareholder Liability...........................................................  20
       Restrictions on Ownership.......................................................  20
       Registrar and Transfer Agent....................................................  20
DESCRIPTION OF DEPOSITARY SHARES.......................................................  20
       General.........................................................................  20
       Dividends and Other Distributions...............................................  20
       Withdrawal of Preferred Shares..................................................  21
       Redemption of Depositary Shares.................................................  21
       Voting of the Preferred Shares..................................................  21
       Liquidation Preference..........................................................  22
       Conversion of Preferred Shares..................................................  22
       Amendment and Termination of a Deposit Agreement................................  22
       Charges of a Preferred Shares Depositary........................................  23
       Resignation and Removal of Depositary...........................................  23
       Miscellaneous...................................................................  23

                                                                                        PAGE
                                                                                        ----
DESCRIPTION OF SHARES..................................................................  24
       General.........................................................................  24
       Provisions of EastGroup's Restated Declaration of Trust, as Amended, and
        Trustees Regulations...........................................................  24
       Other Matters...................................................................  24
FEDERAL INCOME TAX CONSIDERATIONS......................................................  26
       Introductory Notes..............................................................  26
       Taxation of the Company.........................................................  26
       Taxation of Shareholders........................................................  29
PLAN OF DISTRIBUTION...................................................................  32
EXPERTS................................................................................  32
LEGAL MATTERS..........................................................................  33

                                  THE COMPANY

     EastGroup is a real estate investment trust ("REIT") which is qualified under the Internal Revenue Code of 1986, as amended (the "Code"), and formed under a Restated Declaration of Trust, as amended (the "Declaration of Trust") pursuant to the laws of the State of Maryland. EastGroup owns a portfolio of income producing real estate properties, with a primary emphasis in industrial properties. Geographically, EastGroup is concentrated in major Sunbelt markets of the United States with an emphasis on the states of California, Florida, Texas and Arizona. At September 30, 1996, EastGroup owned or had an interest in twenty-eight industrial facilities, four office buildings and eight apartment complexes.

     Through EastGroup's participation in recent business combinations (i.e. LNH REIT, Inc. ("LNH") merged with and into a wholly-owned subsidiary of EastGroup on May 14, 1996 and Copley Properties, Inc. ("Copley") merged with and into EastGroup on June 19, 1996), EastGroup has expanded its portfolio of industrial and office properties and enhanced its presence in the Sunbelt region of the southern United States (primarily in the states of California, Florida, Texas and Arizona). Pursuant to these business combinations, EastGroup acquired twelve industrial and office properties encompassing 2,150,000 square feet of leasable space and which were, at September 30, 1996, 98% leased. As a result of these mergers and subsequent property acquisitions, EastGroup's portfolio of industrial and office properties has expanded to 5,502,000 square feet of leasable space which, at September 30, 1996, was 97% leased. As a result of EastGroup's business combinations with Copley and LNH, EastGroup believes that it is one of the larger publicly held owners and operators of industrial and office properties in the Sunbelt region of the United States.

     The mergers have also had the effect of increasing EastGroup's number of Shares outstanding from 4,245,000 to 7,027,000 as of November 5, 1996. Assuming a stock price of $27.125, the closing price on December 3, 1996, the value of EastGroup's outstanding Shares has increased 110% from $90,737,000 prior to the mergers to $190,607,000 following the mergers.

     EastGroup's executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number if
(601) 354-3555.

                                  RISK FACTORS

RISKS OF REAL ESTATE OWNERSHIP

     EastGroup's assets primarily consist of equity investments in various types of real property. Shareholders of EastGroup are subject to the risks inherent in the ownership and management of real property owned by EastGroup. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage funds which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing law, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation; fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances.

     Additionally, a substantial percentage of EastGroup's properties are located in the Sunbelt region of the United States (particularly the states of California, Florida, Texas and Arizona) and such properties consist predominantly of industrial and office properties. EastGroup's performance therefore will be linked to economic conditions in the Sunbelt and to the market for industrial and office space generally. To the extent that these conditions impact the market rents for industrial and office space, they could result in a reduction of net income, funds from operations ("FFO"), and cash available for distribution and thus affect the amount of distributions EastGroup can make to its shareholders.

     Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and yields from investments in properties may also be affected by such factors as conditions in financial markets, environmental conditions and compliance with laws.

TENANT DEFAULTS

     A substantial part of EastGroup's income is expected to be derived from rental income from real property. Consequently, EastGroup's ability to make expected distributions to shareholders would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a lessee, EastGroup may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by EastGroup. If a tenant rejects its lease, EastGroup's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing industrial properties generally are not deemed to be public accommodations and, hence, are exempt from many of the provisions of the ADA. Compliance with the public accommodations provisions of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on EastGroup, such costs could be substantial.

RISK OF CATASTROPHIC LOSS

     EastGroup has obtained, or has caused tenants to obtain, comprehensive liability, fire and extended coverage insurance with respect to its properties, of the types and in the amounts customarily obtained for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) that may be either uninsurable or not economically insurable. Should such an uninsured loss occur, EastGroup could lose both its invested capital and anticipated profits relating to such property.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of EastGroup's properties have been subjected to environmental audits by independent environmental consultants. With the exception of two properties, one commonly known and numbered as the Kingsview Industrial Center, 17120 South Kingsview Avenue, Carson, California ("Kingsview"), a portion of which is used for purposes of operating an oil and gas well and pipeline, and the other, commonly known as Cowesett Corners Shopping Center, 300 Cowesett Road at Route 2, Warwick, Rhode Island ("Cowesett"), portions of which are used for purposes of operating a drycleaning business and paint store, these environmental audit reports have not revealed any potential significant environmental liability, nor is management of EastGroup aware of any environmental liability with respect to the properties that such management believes would have a material adverse effect on EastGroup's business, assets or results of operations.

     Preliminary environmental studies performed at the Kingsview property indicated that oil and certain hazardous materials have been released at Kingsview in connection with the oil and gas operations formerly conducted at Kingsview by a party unrelated to EastGroup who had an oil and gas lease with respect to the Kingsview property and adjacent parcels. Such preliminary environmental studies consisted of a preliminary site assessment and a subsurface investigation undertaken by Applied GeoSciences, Inc. ("AGI"), an environmental consultant with offices in Tustin, California. Pursuant to the oil and gas lease, the operator agreed to indemnify and hold EastGroup, as successor to the lessor, harmless from any claims or demands for injury to persons or property resulting from or in any way connected with its operations under such oil and gas lease. The operator engaged its own environmental consultant, the Reynolds Group of Tustin, California, to undertake an additional site assessment and subsurface investigation of the property. The operator has verbally represented to EastGroup that the Reynolds Group concurs with AGI's assessment that such contamination has affected only surface soil. Based upon advice from AGI, management of EastGroup believes that the cost of remediation is between $25,000 and $50,000.

     Preliminary environmental studies performed at the Cowesett property indicated that certain hazardous materials have been released at Cowesett in connection with the drycleaning operations and paint store operations conducted on part of the property by parties unrelated to EastGroup. Such preliminary environmental studies included a Phase II investigation of the Cowesett property. Based upon these studies, management of EastGroup believes that the hazardous materials have been contained. EastGroup is continuing to investigate the need for remediation at the Cowesett property and based on current information, management of EastGroup believes that the cost of such remediation is between $200,000 and $300,000. EastGroup owns a 50% joint venture interest in Cowesett, and any costs with respect to environmental conditions at Cowesett will be shared equally with its joint venture partner. No assurance can be given that existing environmental studies with respect to any of the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to EastGroup.

CONTINUATION OF REIT STATUS

     EastGroup is a REIT. Shareholders of EastGroup will experience the tax benefits available to REITs. Continuation of these tax benefits will depend on EastGroup continuing to meet the various REIT qualification rules, which include: (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain ownership restrictions on the Shares; and (iv) distributing substantially all real estate investment taxable income on an annual basis. Although management of EastGroup believes that the consummation of the Offering should not affect EastGroup's continuing ability to qualify as a REIT, no assurance can be given that EastGroup will be able to continue to operate in a manner so as to qualify or remain so qualified.

     If EastGroup fails to qualify as a REIT, EastGroup will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, EastGroup will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of EastGroup available for investment or distribution to shareholders because of the additional tax liability to EastGroup for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders had been made in anticipation of EastGroup's qualifying as a REIT, EastGroup might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

     The failure to qualify as a REIT would have a material adverse effect on an investment in EastGroup as the taxable income of EastGroup would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its shareholders would be reduced or eliminated. See "Federal Income Tax
Considerations -- Taxation of the Company" and "Federal Income Tax Considerations -- Taxation of Shareholders."

COMPETITION

     Substantially all of the properties owned by EastGroup are located in developed areas. There are numerous other industrial and office properties and real estate companies within the market area of each such property which compete with EastGroup for tenants and development and acquisition opportunities. The number of competitive industrial and office properties and real estate companies in such areas could have a material effect on (i) EastGroup's ability to rent space at the properties and the amount of rents currently charged and (ii) development and acquisition opportunities. EastGroup will compete for tenants and acquisitions with others who have greater resources than EastGroup.

RISKS ASSOCIATED WITH RAPID GROWTH

     EastGroup is currently experiencing a period of rapid growth. As a result of the mergers with LNH and Copley and subsequent property acquisitions, EastGroup's industrial and office property portfolio has increased from 18 properties at March 31, 1996, consisting of approximately 2,884,000 square feet of leasable space, to 32 properties at September 30, 1996, consisting of approximately 5,502,000 square feet of leasable space. EastGroup's ability to manage its growth effectively will require it to integrate successfully the new properties. The inability of EastGroup to integrate the properties in a timely and efficient manner could have an adverse effect on EastGroup's business.

SUBSTANTIAL DEBT OBLIGATIONS

     EastGroup's debt obligations as a result of the mergers with LNH and Copley increased from $69,787,000 as of March 31, 1996 to approximately $138,665,000 as of September 30, 1996. The ratio of debt to total market capitalization of EastGroup was 44% as of September 30, 1996, as compared to 43% for EastGroup as of March 31, 1996. This increase in EastGroup's leverage and its ratio of debt to total market capitalization may increase the risk of default under its indebtedness. Failure to pay debt obligations when due could result in EastGroup losing its interest in the properties collateralizing such obligations. Certain of EastGroup's credit agreements provide that a default with respect to any other indebtedness of the respective company shall cause an event of default under the credit agreement and accelerate EastGroup's obligations thereunder.

     EastGroup believes that the ratio of debt to total market capitalization is an important factor to consider in evaluating a REIT's debt level because this ratio is one indicator of a company's ability to borrow funds. EastGroup believes that using the ratio of debt to book value of assets is not as reliable an indicator of a REIT's debt level because the book value of a REIT's assets indicate only the depreciated value of the REIT's property without consideration of the market value of such assets at a particular point in time. The use of the ratio of debt to total market capitalization does have certain risks because the total market capitalization of a company is more variable than book value because it is dependent upon the current stock trading price of a company. For example, a decrease in the value of a company's stock, for whatever reason, will cause a corresponding increase in the ratio of debt to total market capitalization. Accordingly, there can be no assurance that the use of the ratio debt to total market capitalization in evaluating EastGroup's debt level will adequately protect it from being highly leveraged. The risks associated with the debt obligations of EastGroup may adversely affect the market price of Shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

     EastGroup's ratio of earnings to fixed charges for the nine months ended September 30, 1996 was 2.2, for the six months ended June 30, 1996 was 2.4, for the three months ended March 31, 1996 was 2.7, for the year ended December 31, 1995 was 2.2, for the year ended December 31, 1994 was 2.8, for the year ended December 31, 1993 was 2.9, for the year ended December 31, 1992 was (0.3) and for the year ended

December 31, 1991 was 2.9. There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

     EastGroup intends to use the net proceeds from the Offering for working capital purposes including, without limitation, the acquisition and development of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, and the repayment of debt. Pending application of the net proceeds, EastGroup will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with EastGroup's intention to continue to qualify for taxation as a REIT. Such investments may include, for example, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"), between EastGroup and a trustee (the "Trustee") chosen by EastGroup and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of EastGroup and will rank equally with all other unsecured and unsubordinated indebtedness of EastGroup. At September 30, 1996, the total outstanding debt of EastGroup was approximately $139 million, all of which was unsubordinated indebtedness and secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of EastGroup or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series (Section 3.1).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.8). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.9), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

          (i) the title of such Debt Securities;

          (ii) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (iii) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (iv) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (v) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (vi) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (vii) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon EastGroup in respect of such Debt Securities and the Indenture may be served;

          (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of EastGroup, if EastGroup is to have such an option;

          (ix) the obligation, if any, of EastGroup to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (x) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (xi) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units of composite currency or currencies) and the manner in which such amounts shall be determined;

          (xii) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

          (xiii) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (xiv) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

          (xv) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

          (xvi) whether and under what circumstances EastGroup will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether EastGroup will have the option to redeem such Debt Securities in lieu of making such payment;

          (xvii) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of EastGroup), (a) the possible effects of such provisions on the market price of EastGroup's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of EastGroup to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (b) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (c) the existence of any limitations on EastGroup's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

          (xviii) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under " -- Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of EastGroup to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving EastGroup or any affiliate of EastGroup; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving EastGroup that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under " -- Merger, Consolidation or Sale" below, EastGroup may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of EastGroup, that would increase the amount of EastGroup's indebtedness or substantially reduce or eliminate EastGroup's assets, which may have an adverse effect on EastGroup's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Shares -- Restrictions on Transfer" and "Description of Preferred Shares-Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Trustees of EastGroup or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 3.2).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of EastGroup, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 3.1, 3.7 and 10.2).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or EastGroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by EastGroup with respect to any series of Debt Securities, EastGroup may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that EastGroup will be required to maintain a transfer agent in each place of payment for such series. EastGroup may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     Neither EastGroup nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed; or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).

MERGER, CONSOLIDATION OR SALE

     EastGroup may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) EastGroup shall be the continuing entity, or the successor entity (if other than EastGroup) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of EastGroup or any Subsidiary as a result thereof as having been incurred by EastGroup or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice of the lapse of time, or both, would become such an

Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1, 8.2 and 8.3).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale" above, EastGroup is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that EastGroup shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 10.6).

     Maintenance of Properties. EastGroup is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of EastGroup may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that EastGroup and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 10.7).

     Payment of Taxes and Other Claims. EastGroup is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of EastGroup or any Subsidiary; provided, however, that EastGroup shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.8).

     Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of EastGroup. Whether or not EastGroup is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, EastGroup will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which EastGroup would have been required to file with the SEC pursuant to such Sections 13 or 15(d) (the "Financial Statements") if EastGroup were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which EastGroup would have been required so to file such documents if EastGroup were so subject. EastGroup will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which EastGroup would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if EastGroup were subject to such Sections and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which EastGroup would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if EastGroup were subject to such sections and (ii) if filing such documents by EastGroup with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 10.9).

     Additional Covenants. Any additional or different covenants of EastGroup with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any

Debt Security of such series; (iv) default in the performance of any other covenant of EastGroup contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of EastGroup or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of EastGroup or any Significant Subsidiary, as defined below, or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of EastGroup.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to EastGroup (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) EastGroup shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 5.8).

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.1).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 6.2). The Holders of not less than a majority in principal amount of the Outstanding Debt securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 5.12).

     Within 120 days after the close of each fiscal year, EastGroup must deliver to the Trustee a certificate, signed by one of several specified officers of EastGroup, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security (Section 9.2).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by EastGroup with certain covenants relating to such series of Debt Securities in the Indenture (Section 10.12).

     Modifications and amendments of the Indenture will be permitted to be made by EastGroup and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to EastGroup as obligor under the Indenture; (ii) to add to the covenants of EastGroup for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon EastGroup in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt

Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 9.1).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by EastGroup or any other obligor upon the Debt Securities or any affiliate to EastGroup or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 15.1). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by EastGroup or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or wavier which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     EastGroup may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 14.1 and 14.4).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section
3.1 of the Indenture, EastGroup may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 14.2) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 10.4 to 10.9, inclusive, of the Indenture (including the restrictions described under "Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 14.3), in either case upon the irrevocable deposit by EastGroup with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, EastGroup has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 14.4).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after EastGroup has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit as defined and revised from time to time by the Council of the European Community ("ECU"), both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event EastGroup effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.9, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, EastGroup would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any of the Debt Securities are convertible into Shares or other equity securities of EastGroup will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the amount of Shares or other equity securities of EastGroup into which the Debt Securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Debt Securities or EastGroup, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     The Board of Trustees of EastGroup may classify or reclassify any unissued units of beneficial interest from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. There were no Preferred Shares outstanding at December 1, 1996.

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and Trustees Regulations and any applicable articles supplementing the Declaration of Trust designating terms of a series of Preferred Shares ("Articles Supplementary").

TERMS

     Subject to the limitations prescribed by the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Shares. The Preferred Shares will, when issued, be fully paid and nonassessable by EastGroup (except as described under " -- Shareholder Liability" below) and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms thereof, including:

          (i) The title and stated value of such Preferred Shares;

          (ii) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (iv) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

          (v) The procedures for any auction or remarketing, if any, for such Preferred Shares;

          (vi) The provision for a sinking fund, if any, for such Preferred Shares;

          (vii) The provision for redemption, if applicable, of such Preferred Shares;

          (viii) Any listing of such Preferred Shares on any securities exchange;

          (ix) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Shares, including the conversion price (or manner of calculation thereof);

          (x) Whether interests in such Preferred Shares will be represented by Depositary Shares;

          (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

          (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Shares;

          (xiii) The relative ranking of preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of EastGroup;

          (xiv) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of EastGroup; and

          (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of EastGroup as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of EastGroup, rank (i) senior to all classes or series of Shares of EastGroup, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by EastGroup the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by EastGroup the terms of which specifically provide that such equity securities rank senior to the Preferred Shares.

DIVIDENDS

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of EastGroup, out of assets of EastGroup legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of EastGroup on such record dates as shall be fixed by the Board of Trustees of EastGroup.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of EastGroup fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and EastGroup will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of EastGroup of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Shares, or any other capital shares of EastGroup ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Shares, or any other capital shares of EastGroup ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by EastGroup (except by conversion into or exchange for other capital shares of EastGroup ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of EastGroup, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by EastGroup in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of EastGroup, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable equity securities of EastGroup pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of EastGroup or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless
(i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, EastGroup shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for equity securities of EastGroup ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of

Preferred Shares of such series to preserve the REIT status of EastGroup or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by EastGroup and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by EastGroup.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of EastGroup. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by EastGroup in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of EastGroup, then, before any distribution or payment shall be made to the holders of any Shares or any other class or series of equity securities of EastGroup ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of EastGroup, the holders of each series of Preferred Shares shall be entitled to receive out of assets of EastGroup legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of EastGroup. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of EastGroup are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of EastGroup ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of EastGroup shall be distributed among the holders of any other classes or series of equity securities ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of EastGroup with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of EastGroup, shall not be deemed to constitute a liquidation, dissolution or winding up of EastGroup.

VOTING RIGHTS

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of EastGroup at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of EastGroup will be increased by two directors.

     Unless provided otherwise for any series of Preferred Shares, so long as any shares of Preferred Shares remain outstanding, EastGroup will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized equity securities of EastGroup into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holder thereof; provided, however, to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, EastGroup may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (a) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Maryland law holders of each series of Preferred Shares will be entitled to notice of any vote upon any proposed amendment to the Declaration of Trust if the amendment would change the contract rights of such shares as expressly set forth in the Declaration of Trust.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Shares or EastGroup, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

     As discussed below under "Description of Shares -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Shares, will be personally liable for the acts and obligations of EastGroup and that the funds and property of EastGroup will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Shares -- Restrictions on Transfer," for EastGroup to qualify as a REIT under the Code, not more than 50% in value of its outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist EastGroup in meeting this requirement, EastGroup may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of EastGroup's outstanding equity securities, including any Preferred Shares of EastGroup. Therefore, the Articles Supplementary for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Statement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     EastGroup may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among EastGroup, the depositary named therein (a "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by EastGroup to a Preferred Shares Depositary, EastGroup will cause such Preferred Shares Depositary to issue, on behalf of EastGroup, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from EastGroup upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Shares Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary.

     In the event of a distribution other than in cash, a Preferred Shares Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Shares Depositary, unless such Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case such Preferred Shares Depositary may, with the approval of EastGroup, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares which have been converted or exchanged.

WITHDRAWAL OF PREFERRED SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the applicable Preferred Shares Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever EastGroup redeems Preferred Shares held by a Preferred Shares Depositary, such Preferred Shares Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided EastGroup shall have paid in full to such Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by EastGroup that preserves the REIT status of EastGroup.

     From and after the date fixed for redemption, all dividends in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Shares Depositary.

VOTING OF THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Shares are entitled to vote, a Preferred Shares Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct such Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. Such Preferred Shares Depositary will be required to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and EastGroup will agree to take all reasonable action which may be deemed necessary by such Preferred Shares Depositary in order to enable such Preferred Shares Depositary to do so. Such Preferred Shares Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Shares Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Shares Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of EastGroup, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Shares represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, will not be convertible into Shares or any other securities or property of EastGroup. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Shares Depositary with written instructions to such Preferred Shares Depositary to instruct EastGroup to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Shares, other Preferred Shares or other shares of stock, and EastGroup will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Shares or Preferred Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by EastGroup equal to the value of the fractional interest based upon the closing price of the Shares or Preferred Shares, respectively, on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Shares and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between EastGroup and the applicable Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by EastGroup upon not less than 30 days' prior written notice to the applicable Preferred Shares Depositary if (i) such termination is necessary to preserve EastGroup's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon such Preferred Shares Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Shares as are represented by the

Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Shares Depositary with respect to such Depositary Receipts. EastGroup will agree that if a Deposit Agreement is terminated to preserve EastGroup's status as a REIT, then EastGroup will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of EastGroup and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares; or (iii) each share of the related Preferred Shares shall have been converted into stock of EastGroup not so represented by Depositary Shares.

CHARGES OF A PREFERRED SHARES DEPOSITARY

     EastGroup will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, EastGroup will pay the fees and expenses of a Preferred Shares Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Shares Depositary will be permitted to resign at any time by delivering to EastGroup notice of its election to do so, and EastGroup will be permitted at any time to remove a Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Shares Depositary will be required to forward to holders of Depositary Receipts any reports and communications from EastGroup which are received by such Preferred Shares Depositary with respect to the related Preferred Shares.

     Neither a Preferred Shares Depositary nor EastGroup will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of EastGroup and a Preferred Shares Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither EastGroup nor any applicable Preferred Shares Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Shares represented thereby unless satisfactory indemnity is furnished. EastGroup and any Preferred Shares Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and EastGroup on the other hand, such Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from EastGroup.

                             DESCRIPTION OF SHARES

GENERAL

     EastGroup is authorized to issue up to 20,000,000 Shares. As of December 1, 1996, EastGroup had issued or reserved for issuance 7,431,721 Shares. Holders of Shares are entitled to receive such dividends as may be declared from time to time by the trustees out of funds legally available therefor. All of the issued and outstanding Shares are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares are not subject to call or redemption; provided, however, if the EastGroup Board of Trustees determines that the direct or indirect ownership of Shares has or may become concentrated to an extent which would cause EastGroup to become "closely held" under the Code and thereby threaten its REIT status, the Board of Trustees may call for the redemption of a number of Shares.

     Each Share is entitled to one vote on matters put to a vote of the shareholders, except that in the election of trustees, shareholders have cumulative voting rights. This means an EastGroup shareholder is entitled to as many votes as equal the number of Shares owned by him or her multiplied by the number of trustees to be elected. Shareholders may cast all their votes for one trustee candidate or distribute the votes as they so determine.

     Shares currently outstanding are listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EGP." EastGroup will apply to the NYSE to list the additional Shares to be sold pursuant to any Prospectus Supplement, and EastGroup anticipates that such Shares will be so listed.

     Under Maryland law, shareholders are generally not liable for EastGroup's debts or obligations. If EastGroup is liquidated, subject to the right of any holders of Preferred Shares, if any, to receive preferential distributions, each outstanding Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of EastGroup.

PROVISIONS OF EASTGROUP'S RESTATED DECLARATION OF TRUST, AS AMENDED, AND TRUSTEES REGULATIONS

     EastGroup's Declaration of Trust provides that the number of Trustees will not be less than three nor more than twelve, and that the manner of change of the number of trustees will be set forth in EastGroup's Trustees Regulations. The Trustees Regulations presently provide that EastGroup will have seven trustees. All seven positions on the Board of Trustees are filled by the vote of the shareholders at the annual meeting.

OTHER MATTERS

     Transfer Agent. The transfer agent and registrar for the Shares is KeyCorp Shareholder Services, Inc., Cleveland, Ohio.

     Redemption Rights. For EastGroup to qualify as a REIT under the Code, no more than 50% in value of its outstanding Shares may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because EastGroup has elected to be treated as a REIT, the Declaration of Trust contains restrictions on the acquisition of Shares intended to ensure compliance with these requirements.

     The Declaration of Trust provides that if the Board of Trustees shall, at any time and in good faith, be of the opinion that the direct and indirect ownership of Shares has or may become concentrated to an extent which would cause EastGroup to be "closely held" under the Code and thereby threaten its REIT status, then the Board of Trustees may call for the redemption of such Shares or any number of Shares. The redemption price shall be determined in good faith by the Board of Trustees. Any Shares subject to redemption shall not be entitled to dividends, voting rights and other benefits excepting the right to the payment of the redemption price. Redeemed Shares shall be cancelled.

     Each shareholder shall, upon request by the Board of Trustees, furnish such information including, without limitation, information as to the actual ownership of the Shares by such shareholder, as the trustees may require in order to determine EastGroup's status as a REIT.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of EastGroup.

     Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, EastGroup is governed by special procedures that apply to certain business combinations involving a real estate investment trust and interested shareholders.

     Maryland law provides that a Maryland real estate investment trust may not engage in any "business combination" (including certain mergers, consolidations, share exchanges, asset transfers, sales or leases, issuance or reclassification of equity securities and other benefits) with any "interested shareholder" or its affiliates. An "interested shareholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting shares of a Maryland real estate investment trust. Unless an exemption applies, EastGroup may not engage in any business combination with an interested shareholder or its affiliates for a period of five years after the interested shareholder became an interested shareholder, and thereafter may not engage in a business combination unless it is recommended by the board of trustees and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of EastGroup, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested shareholder or an affiliate or an associate, or unless the real estate investment trust's shareholders receive a minimum price for their shares (as defined in the statute) and the consideration received is cash or in the same form as paid by the interested shareholder for its shares. The voting requirements do not apply at any time to business combinations with an interested shareholder or its affiliates if approved by the board of trustees of the corporation prior to the time the interested shareholder first became an interested shareholder.

     Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or trustees who are employees of the real estate investment trust whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, voting shares ("control shares") that would, if aggregated with all other voting shares owned by such person, entitle such person to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

     A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved.

     If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

     Amendment of Declaration of Trust. The Declaration of Trust provides that it may not be amended except upon the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding, except that the board of trustees may amend or alter provisions of the Declaration of Trust by two-thirds vote of the trustees without the consent of the shareholders to the extent such amendment is deemed by the trustees in good faith to be necessary to meet the requirements for a REIT under the Code.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective holder of securities of EastGroup. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. EastGroup has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective since its inception. EastGroup's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. EastGroup believes that it is organized and has operated in such a manner as to qualify under the Code for taxation as a REIT commencing since its inception, and it intends to continue to operate in such a manner. No assurances, however, can be given that EastGroup will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     If EastGroup qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, EastGroup will be subject to Federal income tax in the following circumstances. First, EastGroup will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if EastGroup has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if EastGroup has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if EastGroup should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if EastGroup should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, EastGroup would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if EastGroup acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in EastGroup's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and EastGroup recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by EastGroup over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in IRS regulations that have not yet been promulgated).

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. EastGroup has issued sufficient Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, EastGroup's Declaration of Trust contains restrictions regarding the transfer of its shares that are intended to assist it in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. See "Capital Stock of EastGroup -- Restrictions on
Transfer."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. EastGroup's taxable year is the calendar year.

     Income Tests. In order to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by EastGroup will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if EastGroup, or an owner of 10% or more of EastGroup, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," EastGroup generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom EastGroup derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by EastGroup are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." EastGroup believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors.

     If EastGroup fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, EastGroup attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances EastGroup would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. At the close of each quarter of its taxable year, EastGroup must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of EastGroup's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock or debt offering of the company), cash, cash items and government securities. Second, not more than 25% of EastGroup's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by EastGroup may not exceed 5% of the value of EastGroup's total assets, and EastGroup may not own more than 10% of any one issuer's outstanding voting securities. The 5% test must generally be met for any quarter in which a REIT acquires securities of an issuer.

     Annual Distribution Requirements. EastGroup, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before EastGroup timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that EastGroup does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if EastGroup should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     EastGroup has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the company, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at EastGroup's taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, EastGroup may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, EastGroup may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, EastGroup may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in EastGroup's deduction for dividends paid for the earlier year. Thus, EastGroup may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If EastGroup fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, EastGroup will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which EastGroup fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, EastGroup also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances EastGroup would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

     Taxation of Taxable Domestic Shareholders. As long as EastGroup qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed EastGroup's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholders. In addition, any dividend declared by the company in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by EastGroup and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of EastGroup.

     In general, any loss upon a sale or exchange of Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from EastGroup required to be treated by such shareholder as long-term capital gain.

     Backup Withholding. EastGroup will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide EastGroup with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, EastGroup may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the company. See "Taxation of Foreign Shareholders" below.

     Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by EastGroup to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the IRS.

     A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") by relying on a special "look-through" rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" if either (i) a single qualified trust holds more than 25% of the value of the REIT shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of Shares in EastGroup's Declaration of Trust should prevent application of the foregoing provisions to qualified trusts purchasing shares pursuant to the Offering, absent a waiver of the restrictions by the Board of Trustees.

     Taxation of Foreign Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by EastGroup of U.S. real property interests and not designated by EastGroup as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of EastGroup. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). EastGroup expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless
(i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with EastGroup or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with EastGroup claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of current and accumulated earnings and profits of EastGroup will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares as described below. EastGroup expects to withhold U.S. income tax at the rate of 10% on the amount realized by Non-U.S. Shareholders on distributions that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Shareholders provide EastGroup with IRS withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of EastGroup.

     For any year in which EastGroup qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by EastGroup of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. EastGroup is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if EastGroup is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by foreign persons. EastGroup believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Shares will not therefore be subject to tax under FIRPTA. Because EastGroup is publicly traded, however, no assurance can be given that the company will continue to be a domestically controlled REIT. If EastGroup were not a domestically controlled REIT, whether a Non-U.S. Shareholder's gain would be taxed under FIRPTA would depend on whether the Shares were regularly traded on an established securities market and on the size of the selling shareholder's interest in EastGroup. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in Shares is treated as effectively connected with the Non-U.S. Shareholder's trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as the U.S. shareholders with respect to such gain; or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     State and Local Taxes. EastGroup and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to EastGroup's operations and distributions). The state and local tax treatment of EastGroup and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                              PLAN OF DISTRIBUTION

     EastGroup may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from EastGroup or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from EastGroup and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from EastGroup will be described, in the Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Shares which are listed on the NYSE. Any Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. EastGroup may elect to list any series of Debt Securities, Preferred Shares or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

     Under agreements EastGroup may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by EastGroup against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, EastGroup in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, EastGroup will authorize underwriters or other persons acting as EastGroup's agents to solicit offers by certain institutions to purchase Securities from EastGroup pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by EastGroup. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The consolidated financial statements of EastGroup as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, have been incorporated by reference in the Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein in, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Copley as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of LNH appearing in LNH's Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for EastGroup by Jaeckle, Fleischmann & Mugel, Buffalo, New York.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EASTGROUP OR PAINEWEBBER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EASTGROUP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........   S-3
Risk Factors..........................   S-5
The Company...........................   S-8
Distributions.........................  S-12
Use of Proceeds.......................  S-12
Taxation..............................  S-13
Underwriting..........................  S-13
Legal Matters.........................  S-14

                 PROSPECTUS
The Company...........................     1
Risk Factors..........................     1
Ratio of Earnings to Fixed Charges....     4
Use of Proceeds.......................     5
Description of Debt Securities........     5
Description of Preferred Shares.......    15
Description of Depositary Shares......    20
Description of Shares.................    24
Federal Income Tax Considerations.....    26
Plan of Distribution..................    32
Experts...............................    32
Legal Matters.........................    33

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                                1,250,000 SHARES

                              EASTGROUP PROPERTIES

                                      LOGO

                         SHARES OF BENEFICIAL INTEREST


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                             PROSPECTUS SUPPLEMENT
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                            PAINEWEBBER INCORPORATED

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                                FEBRUARY 4, 1997
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